                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned  investment  company hereby notifies the Securities and Exchange
Commission  that it registers  under and pursuant to the  provisions  of Section
8(a)  of  the  Investment  Company  Act of  1940  and in  connection  with  such notification of registration submits the following information:

Name:                                           Buffalo Funds

Address of Principal Business Office
(No. & Street, City, State, Zip Code):          BMA Tower
                                                700 Karnes Boulevard
                                                Kansas City, MO  64108

Telephone Number (including area code):         (816) 751-5900

Name and address of agent for    Stephen S. Soden
service of process:              Buffalo Funds
                                 c/o Jones & Babson, Inc.
                                 BMA Tower
                                 700 Karnes Boulevard
                                 Kansas City, MO  64108
Copies to:
         Michael P. O'Hare, Esq., Stradley Ronon Stevens & Young, LLP
             2600 One Commerce Square, Philadelphia, PA 19103-7098

Check appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the
Investment  Company Act of 1940  concurrently  with the filing of Form N-8A:
YES [X] NO [ ]

                                  SIGNATURES

Pursuant  to the  requirements  of the  Investment  Company  Act  of  1940,  the
registrant has caused this notification of registration to be duly signed on its behalf in the city of Kansas  City and the state of  Missouri on the 14th day of
February, 2001.

                                          Buffalo Funds

                                          BY:  /s/ Stephen S. Soden
                                               -------------------------
                                               Stephen S. Soden, Trustee

Attest:   /s/ Martin A. Cramer
          --------------------------
          Martin A. Cramer, Secretary